EXHIBIT 99.1

STRATA Skin Sciences Secures additional $12 Million Financing with MidCap Financial

HORSHAM, Pa., July 6, 2023 (GLOBE NEWSWIRE) -- STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced that it has completed the refinancing of its existing debt agreement with a new facility from MidCap Financial (MidCap). The new debt facility consists of a refinancing of the existing $8.0 million term loan and an additional $7.0 million tranche funded at closing. The Company also has the option to receive an additional $5 million tranche in 2024.

“We are pleased to complete this debt refinancing and enter into a new term agreement with MidCap,” commented Chris Lesovitz, Chief Financial Officer of STRATA Skin Sciences. “We have increased our cash position to approximately $10 million, further strengthening our balance sheet and providing the liquidity required to execute our strategic growth initiatives and mitigate the need for an interim equity raise.”

The facility matures on June 1, 2028, and shall be payable monthly in arrears at an annual rate of Adjusted Term Secured Overnight Financing Rate (SOFR) plus 7.50%, subject to a SOFR floor of 3.50%. The term provides for interest only-payments until June 1, 2026, and straight-line amortization for the remaining term. “Adjusted Term SOFR '' means the per annum rate equal to the sum of (i) 30-day forward-looking secured overnight Term SOFR, as published by CME Group Benchmark Administration Limited from time to time, plus 0.10% reset monthly. The Company also amended and restated the existing warrant previously issued so that it has an exercise price of $0.88 per share to purchase 800,000 shares of the Company’s common stock to MidCap.  The Company agreed to register the shares underlying this warrant for resale.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing and marketing innovative products for the in-office treatment of various dermatologic conditions such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

About Midcap Financial
MidCap Financial is a middle-market focused, specialty finance firm that provides senior debt solutions to companies across all industries. As of March 31, 2023, MidCap Financial provides administrative or other services for over $46 billion of commitments*. MidCap Financial is managed by Apollo Capital Management, L.P., a subsidiary of Apollo Global Management, Inc, pursuant to an investment management agreement. Apollo had assets under management of approximately $598 billion as of March 31, 2023, in credit, private equity and real assets funds.

For more information about MidCap Financial, please visit http://www.midcapfinancial.com.

For more information about Apollo, please visit http://www.apollo.com.

*Including commitments managed by MidCap Financial Services Capital Management LLC, a registered investment adviser, as reported under Item 5.F on Part 1 of its Form ADV

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to dermatologist marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from the coronavirus, fiscal, and political factors, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
sskn@cg.capital